EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 25, 2017, is entered into by and between AmbiCom Holdings, Inc., a Nevada corporation (“ABHI” or “Buyer”), Voosh, LLC, a California limited liability company, (“Voosh” or “Seller”) and certain of the shareholders of the Seller set forth on the signature page hereof (the “Shareholders”).

RECITALS:

WHEREAS, the Seller is engaged in the business of developing, supporting and marketing application software (the “Business”); and

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, all of Seller’s assets at the price and under the specified terms and conditions as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

PURCHASE AND SALE OF ASSETS

1.1. Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein), Seller shall sell, transfer, convey, assign and deliver to Buyer, or its assignee, free and clear of all liens, pledges, security interests, mortgages, claims, debts charges, agreements or other encumbrances or restrictions on transfer of any kind whatsoever (collectively, “Encumbrances”), and Buyer shall purchase and accept, all of the assets of Seller, including without limitation, all intellectual property rights or interests, including patents, patents pending, potential patents, trademarks, trade secrets, mask rights, know-how, copyrights, licenses, concessions and any other intellectual property of Seller and each of its employees, any leasehold interests, leasehold improvements, furniture, fixtures, equipment and appurtenances used in the business, customer accounts and contracts, customer lists, prospective customer lists and information, marketing plans and strategies, client lists, records of the business, and all other assets, including the assets set forth on Schedule 1.1 attached hereto (collectively, the “Assets”).

Article II

PURCHASE PRICE; PAYMENT

2.1. Purchase Price; Payment. As full payment for the transfer of the Assets to Buyer as set forth in Article I above, Buyer agrees to pay Seller (i) the sum of one hundred thousand dollars ($100,000.00), and (ii) commencing with the fiscal quarter ending December 31, 2017, a quarterly royalty payment based upon the net revenues received by Buyer attributable to the exploitation of the Assets and of the Buyer’s business in the Enterprise and SMB Market (“Voosh Net Revenues”) during the immediately preceding fiscal quarter of Buyer in an amount equal to (x) 40% of Voosh Net Revenues as determined by the Board of Directors of Buyer ( a “Voosh Royalty Payment”). The Voosh Royalty Payment shall be due and payable on the thirtieth (30th) day to occur after the close of the applicable fiscal quarter for which such Voosh Royalty Payment was calculated. Each Voosh Royalty Payment shall be made in US dollars by wire transfer of immediately available funds to an account designated by Seller. However, at the election of Buyer’s Board of Directors, the royalty payment percentage may be reduced with the payment of Common Stock such that the percentage is reduced by 4% for each 100,000,000 shares of AmbiCom Holdings Inc issued to Voosh LLC.

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Article III

CLOSING

3.1 Closing. The closing of the Transaction (the “Closing”) shall take place at 10:00 am Pacific Time, at the offices of the Buyer, located at 877 Cedar Street, Suite 150 Santa Cruz, CA, 95060, on or before September 29, 2017, unless another date or place is agreed to in writing by the parties. The date on which the Closing actually occurs is herein referred to herein as the “Closing Date”.

3.2. Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a) Bill of Sale. A bill of sale for all of the tangible and intangible Assets listed on Schedule 1.1, substantially in the form attached hereto as Exhibit A (the “Bill of Sale”);

(b) Assignment and Assumption Agreement. An assignment and assumption agreement, assigning all of Seller’s rights in any of the Assets listed on Schedule 1.1, substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”);

(c) Certified Resolutions. A certified copy of the resolutions of the members of Seller authorizing and approving this Agreement and the consummation of the transactions contemplated herein;

(d) Certificate of Engagement. A certified letter from David Grey, Business Executive Facilitators, Inc. stating that he has all records required to bring AmbiCom Holdings Inc to current status.

(e) Contract Consents. Any and all requisite consents, waivers or authorizations from third parties required for the assumption by Buyer of the assumed contracts shall have been obtained without any adverse effect on the terms of such contracts;

(f) Good Standing Certificate. A good standing certificate from Seller’s state of incorporation certifying that Seller is in good standing as of a recent date;

(g) Officer’s Certificate. A certificate executed by a duly authorized officer of Seller, certifying that:

(i) the representations and warranties of Seller contained in the Agreement are accurate, true and correct on and as of the date of the Agreement, and shall also be accurate, true and correct on and as of the Closing Date with the same force and effect as though made by Seller on the Closing Date;

(ii) Seller has performed and complied with all of its respective covenants, obligations and agreements contained in the Agreement to be performed and complied by Seller on or prior to the Closing Date;

(iii) All consents and approvals required for the consummation of the transactions contemplated by the Agreement have been obtained; and

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(iv) No action or proceeding by any governmental authority or other person shall have been instituted or threatened which could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of the Agreement or the consummation of the transactions contemplated thereby.

(h) Other Documents. Such additional documents, instruments or writings reasonably required by Buyer.

3.3. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver the following documents, in each case duly executed or otherwise in proper form:

(a) Purchase Price. The Purchase Price as set forth in Section 2.1 above;

(b) Assignment and Assumption Agreement. The Assignment and Assumption Agreement;

(c) Certified Resolutions. A certified copy of the resolutions of Buyer’s Board of Directors authorizing and approving this Agreement and the consummation of the transactions contemplated herein; and

(d) Working Capital. A true and correct, fully executed copy of the working capital financing agreement obtained by Buyer in the aggregate principal amount of at least one million Dollars ($1,000,000.00), such financing agreement to be on terms and conditions, and in form and substance, satisfactory to Buyer and Seller, the proceeds of which shall be used by Buyer as working capital for Buyer Voosh business on and after the Closing Date (“Working Capital Agreement”).

(e) Other Documents. Such additional documents, instruments or writings reasonably required by Seller.

Article IV

REPRESENTATIONS AND WARRANTIES OF SELLER

AND THE SHAREHOLDERS

Seller hereby represent and warrant to Buyer as of the date hereof as follows:

4.1. Organization and Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, with all requisite power and authority to own the Assets and to conduct its business as it is presently conducted. Seller is qualified to do business and is in good standing in each jurisdiction in which it owns assets, leases property or conducts its business.

4.2. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement by Seller has been duly authorized by the members of Seller. No further limited liability company or other action is necessary on its part to make this Agreement valid and binding upon it and enforceable against it in accordance with its terms or to carry out the transactions contemplated hereby.

4.3. No Violations. Neither the execution nor delivery of this Agreement or any related Transaction Document (as defined herein) by Seller and the performance of Seller’s obligations hereunder and thereunder, nor the purchase and sale of the Assets, will: (a) violate or result in any breach of any provision of Seller’s articles of incorporation or bylaws; (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change in control of Seller or otherwise) any obligation under, or result in the loss of any benefit under, any agreement to which Seller is a party, or give rise to the creation of any Encumbrance upon any of the Assets; or (c) violate any order, writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any court or governmental, quasi-governmental or regulatory department or authority applicable to Seller or any of the Assets.

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4.4. Title to and Condition of Assets. Seller has good and marketable title to all of the Assets. As of the date of this Agreement, such Assets are subject to no known claim of infringement, guaranty, judgment, execution, pledge, lien, conditional sales agreement, security agreement, Encumbrance or charge, except as disclosed pursuant to this Agreement (with respect to which no default exists) and except for liens for taxes not delinquent.

4.5. Compliance with Applicable Laws; Permits and Licenses. Seller properly holds, and at all relevant times has held, all material licenses, franchises, permits, consents and authorizations necessary for the lawful use of the Assets, and the Assets have not been and, during the relevant statute of limitations period, has not been used in violation of any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other governmental authorization or approval (“Law”) applicable to it. Seller has not received any notification of any failure by Seller to comply with any Law applicable to it.

4.6. Approvals and Consents. No consent, approval or authorization is required in connection with the execution or delivery of this Agreement by Seller for the consummation by it of the transactions contemplated hereby, or, if required, such consent, approval or authorization shall be obtained by Seller prior to Closing.

4.7. Litigation. There is no action, dispute, suit, litigation, hearing, inquiry, proceeding, arbitration or investigation pending or threatened against Seller or any of its properties, assets or rights, before any court, arbitrator or governmental authority, nor is there any judgment, decree, injunction, rule or order of any court, arbitrator or governmental authority outstanding against, and unsatisfied by, Seller, nor does Seller know of any fact or condition which could reasonably be expected to serve as a basis for the assertion of any such action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation. There is no action, suit, proceeding or investigation by any Seller pending or that Seller intends to initiate or is considering initiating.

4.8. Assets Sufficient. The properties and assets used in the business or otherwise comprising the Assets are, in all material respects, sufficient for the conduct of normal and customary operations of the business as presently conducted by Seller.

4.9. Contracts. Schedule 4.9 sets forth a complete and accurate list of all of the contracts, agreements and arrangements, whether written or oral, formal or informal, which relate to the Assets or Seller’s business (the “Material Contracts”). Other than as set forth in Schedule 4.9, Seller is not in default with respect to any obligation to be performed under any Material Contract, and to the best knowledge of Seller and the Shareholders, each other party to a Material Contract is not in default with respect to any obligation to be performed. Except as set forth in Schedule 4.9, no consent by, notice to or approval from any third party is required under any Material Contract as a result of or in connection with the execution, delivery or performance of this Agreement and/or the Transaction Documents or the consummation of the transactions contemplated herein and therein. All of the contracts on Schedule 4.9 are to be assumed by Buyer at Closing, provided that the requisite consents are obtained by Seller on or prior to the Closing Date.

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4.10. No Brokers. No broker, agent, finder, consultant or other person has been retained by, or has acted on behalf of, Seller (other than legal and accounting advisors) or is entitled to be paid based upon any agreements, arrangements or understandings made by Seller in connection with any of the transactions contemplated by this Agreement. Seller represents that Buyer shall not have any liability for any claim for a broker’s fee, finder’s fee, consultant’s fee, attorney’s fee or other third party remuneration by reason of any action of Seller except for mutually agreed third parties.

4.11. Taxes.

(a) Except as set forth on Schedule 4.11(a), Seller has: (i) timely filed or caused to be filed with appropriate governmental agencies or departments all Federal, state, local and foreign returns (the “Tax Returns”) for Taxes (as defined herein) required to be filed by it; and (ii) paid or caused to be paid all Taxes (including any additions or penalties if any) if any required to be paid by Seller in respect of the periods for which its Tax Returns are due, and will establish an adequate accrual or reserve for the payment of all Taxes payable in respect of the period, including portions thereof, subsequent to the last of said periods up to and including the Closing Date. The Tax Returns are complete and accurate in all respects, and the calculations and deductions set forth therein have been made, in all respects, in compliance with all applicable Tax statutes, laws, rules and regulations.

(b) The term “Tax” shall include all taxes, charges, withholdings, levies, penalties, fees, additions, interest or other assessments imposed by any United States Federal, state or local and foreign or other taxing department or authority on Seller (including, without limitation, as a result of being a member of an affiliated, combined or unitary group or as a result of any obligation arising out of an agreement to indemnify any other person), and including, but not limited to, those related to income, gross receipts, gross income, sales, use, excise, occupation, services, leasing, valuation, transfer, license, customs duties or franchise.

4.12. Proprietary Rights. Set forth on Schedule 4.12 is a complete and accurate list of all patents, registered copyrights, trademarks, trade names, trade secrets and all other intellectual property in which Seller has proprietary rights and which relates to the business of the Seller (hereinafter referred to as the “Proprietary Rights”) and all licenses, sublicenses or other agreements with respect thereto. Seller owns all of the Proprietary Rights and the use of such Proprietary Rights does not infringe upon the rights of any other person or entity. Seller has not received any notice of a claim of such infringement nor was any such claims the subject of any action, suit or proceeding involving Seller. Seller and the Shareholders have no knowledge of any infringement or improper use by any third party of the Proprietary Rights, nor has Seller instituted any action, suit or proceeding in which an act constituting an infringement of any of the Proprietary Rights was alleged to have been committed by a third party.

4.13. Customers of Seller. Seller does not know of any fact, condition or event (including, without limitation, the consummation of the transactions contemplated herein) which would adversely affect the relationship of Seller with any existing customer.

4.14. Untrue or Misleading Statements. No representation or warranty contained in this Article IV contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

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Article V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date hereof as follows:

5.1. Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and authority to carry on its business as it is now being conducted.

5.2. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by Buyer’s Board of Directors. No further corporate or other action is necessary on its part to make this Agreement valid and binding upon it and enforceable against it in accordance with its terms or to carry out the transactions contemplated hereby.

5.3. No Violations. The execution, delivery and performance of this Agreement by Buyer does not and will not (a) constitute a breach or a violation of any law, rule or regulation, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which Buyer is a party or by which it is bound, or (b) constitute a violation of any order, judgment or decree to which Buyer is a party.

5.4. Approvals and Consents. No consent, approval or authorization is required in connection with the execution or delivery of this Agreement by Buyer or the consummation by it of the transactions contemplated hereby, or, if required, such consent, approval or authorization will be obtained prior to Closing.

5.5. No Brokers. No broker, agent, finder, consultant or other person has been retained by, or has acted on behalf of, Buyer (other than legal and accounting advisors) or is entitled to be paid based upon any agreements, arrangements or understandings made by Buyer in connection with any of the transactions contemplated by this Agreement. Buyer represents that Seller shall not have any liability for any claim for a broker’s fee, finder’s fee, consultant’s fee, attorney’s fee or other third party remuneration by reason of any action of Buyer except for mutually agreed third parties.

Article VI

ADDITIONAL COVENANTS

The parties covenant and agree as follows:

6.1. Conduct of Seller Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by Buyer:

(a) No Changes. Seller will carry on its business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of management, accounting or operation.

(b) Maintain Organization. Seller will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Buyer and will use its best efforts to preserve the business organization of Seller intact, to keep available to Buyer the present officers and employees, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with Seller.

(c) No Breach. Seller will not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, of Seller as of the date hereof.

(d) No Material Contracts. No contract or commitment will be entered into, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Seller, except contracts, commitments, purchases or sales which are approved in advance by the Buyer.

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(e) Maintenance of Property. Seller shall maintain and maximize the value of all intellectual property, including but not limited to consummating the necessary filings and paying the necessary maintenance fees, and shall use, operate, maintain and repair all property of Seller in a normal business manner.

(f) No Indebtedness. Seller shall not create, incur, guarantee or assume, or agree to create, incur, guarantee or assume, any indebtedness for borrowed money.

6.2. Access to Information. Seller shall, and shall cause its officers, employees, agents, independent accountants and advisors to, furnish to Buyer, its respective officers, employees, agents, independent accountants and advisors, at reasonable times and places, all information in their possession concerning the transactions contemplated hereby as may be reasonably requested, and give such persons access to all of the properties, books, records, contracts and other documents of or pertaining to the other party that such other party or its officers, employees, agents, independent accountants or advisors shall have in their custody. The foregoing covenant is conditioned upon the agreement by the parties to maintain any and all such information and records obtained hereunder as confidential, and each receiving party shall not release any such information and records without the prior written consent of the disclosing party

6.3. Further Assurances. The parties hereto agree to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to fulfill the conditions to Closing set forth in this Agreement and to consummate the transactions contemplated hereby. In addition, each party hereto agrees to execute reasonable supplemental or additional documents, to execute reasonable amendments to documents delivered at Closing, to re-execute documents delivered at Closing and to take any other reasonable actions as are necessary or reasonably appropriate to fully carry out and consummate the transactions contemplated herein or to correct errors or omissions, if any, in any document delivered at Closing.

Article VII

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

7.1. Conditions to Obligations of Buyer to Consummate the Transactions. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing by Buyer:

(a) Seller shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by it prior to the Closing;

(b) Each of the documents or other items to be delivered by Seller at the Closing pursuant to Section 3.2 shall have been delivered;

(c) Buyer shall have been satisfied with its due diligence of the Assets and Seller’s business in its sole discretion;

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(d) Nothing having a material adverse effect shall have occurred between the date hereof and the Closing in the Assets, business, operations, financial or other condition of Seller (“Seller Material Adverse Effect”).

Article VIII

CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

8.1. Conditions to Obligations of Seller to Consummate the Transaction. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing by Seller:

(a) Buyer shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by it prior to the Closing;

(b) Each of the documents and other items to be delivered by Buyer at the Closing pursuant to Section 3.3 shall have been delivered;

(c) Buyer shall have received $250,000 from its initial borrowing under the Working Capital Agreement; and

(d) Nothing having a material adverse effect shall have occurred between the date hereof and the Closing in the Assets, business, operations, financial or other condition of Buyer (“Buyer Material Adverse Effect”).

Article IX

TERMINATION

9.1 Right of Termination. This Agreement may be terminated without further liability of any party at any time prior to the Closing:

(a) by mutual written agreement of Buyer and Seller;

(b) by either party if there has been a material breach by the other party of its respective representations, warranties and covenants set forth in Articles 4, 5 or 6, respectively;

(c) by Buyer, if there has occurred an event constituting a Seller Material Adverse Effect; or

(d) by Seller, if there has occurred an event constituting a Buyer Material Adverse Effect

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Article X

SURVIVAL; INDEMNIFICATION

10.1. Survival. All representations, warranties, covenants and agreements contained in this Agreement and the Transaction Documents shall be deemed to have been relied upon by the parties hereto, and shall survive the Closing; provided that any such representations, warranties, covenants and agreements shall be fully effective and enforceable only for a period of two (2) years following the Closing Date, and shall thereafter be of no further force or effect, except that the representations and warranties set forth in Section 4.11 (Taxes) and the indemnification obligations of any party hereto in respect of any misrepresentations or related warranties to which such party had knowledge prior to the Closing, shall survive indefinitely. Additionally, the parties agree that the indemnification obligations set forth in this Article X shall survive with respect to any existing litigation and as to any claims made within the applicable survival period until finally resolved. The representations, warranties, covenants and agreements contained in this Agreement or in any certificate, schedule, document or other writing delivered by or on behalf of any party pursuant hereto shall not be affected by any investigation, verification, examination or knowledge acquired or capable of being acquired by any other party hereto or by any person acting on behalf of any such other party.

10.2. Indemnification.

(a) By Seller. From and after the Closing Date, Seller agrees to indemnify, defend and hold harmless Buyer and its respective directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each a “Buyer Indemnified Party”) from and against, and to promptly pay to or reimburse a Buyer Indemnified Party for, any and all losses, damages and expenses (including, without limitation, reasonable attorneys’ and other advisors’ fees and expenses), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the “Losses”) sustained by such Buyer Indemnified Party relating to, caused by or resulting from: (i) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by Seller and the Shareholders; and (ii) the Assets, operations and business of Seller through the Closing Date.

(b) By Buyer. From and after the Closing Date, Buyer agrees to indemnify, defend and hold harmless Seller and its directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each, a “Seller Indemnified Party”) from and against, and to promptly pay to or reimburse a Seller Indemnified Party for, any and all Losses sustained by such Seller Indemnified Party relating to, caused by or resulting from: (i) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by Buyer contained herein or in any of the Related Documents; and (ii) the operation of the Assets and the business solely by Buyer after the Closing Date.

10.3. Indemnification Procedure for Third Party Claims Against Indemnified Parties.

(a) Notice. With respect to any matter for which indemnification is claimed pursuant to Section 10.2, Buyer Indemnified Party will notify Seller in writing promptly after becoming aware of such matter. With respect to any matter for which indemnification is claimed pursuant to Section 10.3, the Seller Indemnified Party will notify Buyer in writing promptly after becoming aware of such matter. A failure or delay to promptly notify an indemnifying party of a claim will only relieve such indemnifying part of its obligations pursuant to this Article X to the extent, if at all, that such party is prejudiced by reason of such failure or delay.

(b) Defense of Claim. Promptly after receipt of any notice pursuant to Section 10.3(a), the indemnifying party shall defend, contest, settle, compromise or otherwise protect the indemnified party against any such claim for Losses at its own cost and expense. Each indemnified party will have the right, but not the obligation, to participate, at its own expense, in the defense by counsel of its own choosing; provided, however, that the indemnifying party will be entitled to control the defense unless the indemnified party has relieved the indemnifying party in writing from liability with respect to the particular matter. The indemnified party shall reasonably cooperate with the indemnifying party’s requests, and at the indemnifying party’s expenses (including, but not limited to, indemnifying party’s paying or reimbursing the indemnified party’s reasonable attorneys’ fees and investigation expenses), concerning the defense of the claim for Losses. The indemnifying party shall include the indemnified party in any settlement discussions.

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(c) Failure to Defend. If the indemnifying party does not timely defend, contest or otherwise protect against a claim for Losses after receipt of the required notice, the indemnified party will have the right, but not the obligation, to defend, contest or otherwise protect against same, make any compromise or settlement therefore, and record the entire cost therefore from the indemnifying party, including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation and Losses.

Article XI

MISCELLANEOUS

11.1. Rules of Construction. All exhibits and schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any exhibit or schedule shall have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, plan, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, plan, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

11.2. Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Seller or Buyer shall be subject to the approval of the other in all essential respects, except that Seller’s approval shall not be required as to any statements and other information which Buyer may submit to the SEC or that Buyer may be required to make pursuant to any rule or regulation of the SEC or otherwise required by law.

11.3. Assignment; Parties in Interest.

(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of both parties.

(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

11.4. Governing Law. This Agreement shall be construed and interpreted according to the internal laws of the State of California, without regard to principles of conflict of laws. The parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the federal or state courts located in the Central District of the State of California. Each party hereby submits to the personal jurisdiction thereof, and the parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in the notice section herein shall be deemed properly served and accepted for all purposes. The parties hereto waive the right to trial by jury in any proceeding hereunder.

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11.5. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission, electronic mail or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a) If to Buyer, to:

AmbiCom Holdings, Inc.

877 Cedar Street

Suite 150

Santa Cruz, California, 95060

Attention: General Counsel Office

or to such other person or address as Buyer shall furnish to Seller in writing.

(b) If to Seller, to:

Voosh, LLC

1 Hollins Drive

Santa Cruz, California 95066

Attention: Kevin Cornell, CEO

or to such other person or address as Seller shall furnish to Buyer in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted (other than by electronic mail) pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent to an e-mail address, such communication shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is sent after 5:00 p.m. (San Francisco time), such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

11.6. Expenses. Each of the parties hereto shall bear their own respective expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

11.7. Attorneys’ Fees. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including, without limitation, attorneys’ fees, expenses and prejudgment interest.

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11.8. Entire Agreement; Enforceability. This Agreement, including all the exhibits and schedules, ancillary agreements and any other instruments to be executed and delivered by the parties hereto (collectively, the “Transaction Documents”): (a) constitutes the entire agreement among the parties with respect to the transactions contemplated herein and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and thereof, and (b) shall be binding upon, and is solely for the benefit of, each party hereto and nothing in this Agreement is intended to confer upon any third party any rights or remedy of any nature whatsoever hereunder or by reason of this Agreement or any of the Transaction Documents.

11.9. Severability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by a party.

11.11. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section, subsection, preamble, recital and party references are to this Agreement unless otherwise stated. No party or its counsel shall be deemed the drafter of this Agreement for purposes of construing its provisions, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party. The parties waive any rule of law or judicial precedent that provides that contractual ambiguities are to be construed against the party who shall have drafted the contractual provision in question.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BUYER:

AmbiCom Holdings, Inc.

By:
Name:	Marvin J. Miller Jr.
Title:	Authorized Signatory

SELLER:

Voosh, LLC

By:
Name:	Kevin Cornell
Title:	Chief Executive Officer

EXHIBIT A

Bill of Sale

KNOW ALL MEN BY THESE PRESENTS, that Voosh, LLC, a California limited liability company (“Seller”), for good and valuable consideration, the receipt of which is hereby acknowledged, effective as of the date set forth below, hereby irrevocably grants, conveys, transfers and assigns unto AmbiCom Holdings, Inc., a Nevada corporation (“Buyer”), its successors and assigns, all of its right, title and interest in and to the Assets (as defined in that certain Asset Purchase Agreement entered into by and among Seller and Buyer, dated as of September 25, 2017 (the “Agreement”), and more fully set forth on Schedule 1.1 attached hereto (the “Assets”);

TO HAVE AND TO HOLD the same unto Buyer, its successors or assigns, forever, and Seller does hereby covenant and agree that it will from time to time, if requested by Buyer, its successors and assigns, execute, acknowledge and deliver, or will cause to be done, executed and delivered to Buyer or its successors or assigns, such and all further acts, transfers, assignments, deeds, powers and assurances of title, and additional papers and instruments, and to cause to be done all acts or things as often as may be proper or necessary for better assuring, conveying, transferring and assigning all of the Assets hereby conveyed, transferred or assigned, and effectively to carry out the intent hereof, and to vest in the entire right, title and interest of Seller in and to all of the said Assets.

IN WITNESS WHEREOF, the parties have executed this instrument as of September ___, 2017.

BUYER:

AmbiCom Holdings, Inc.

By:
Name:
Title:

SELLER:

Voosh, LLC

By:
Name:	Kevin Cornell
Title:	Chief Executive Officer

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EXHIBIT B

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

Assignment and Assumption Agreement (this “Agreement”), dated as of September __, 2017, by and between Voosh, LLC (“Assignor”) and AmbiCom Holdings, Inc. (“Assignee”).

WHEREAS, Assignor and Assignee have entered into an Asset Purchase Agreement, dated as of September 25, 2017 (the “APA”; capitalized terms used herein and not otherwise defined shall have the meaning provided to such term in the APA);

WHEREAS, subject to the terms and conditions herein, Assignor wishes to transfer and assign all of its Assets to Assignee pursuant to the terms of the APA;

NOW THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Assignment of Transferred Assets. Assignor hereby sells, conveys, transfers, assigns and delivers to Assignee the Assets (the “Transferred Assets”, together with all rights and privileges associated with the Transferred Assets), free and clear of all liens and encumbrances of any kind, and the Assignee hereby purchases all of the Transferred Assets and assumes all rights relating to the Transferred Assets in accordance with the APA.

2. Representations and Warranties.

2.1 Authority. This Agreement has been duly and validly executed and delivered by Assignor and constitutes the legal, valid and binding obligations of Assignor enforceable against Assignor in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally or by general equitable principles.

2.2 Ownership of Transferred Assets. Assignor is the owner of the Transferred Assets and has good and valid title to the Transferred Assets, free and clear of any restrictions, which such Transferred Assets are freely assignable in accordance with the terms of this Agreement.

2.3 No Conflicts. The execution and delivery by Assignor of this Agreement does not, and the performance by Assignor of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in a violation or breach of any of the certificate of organization or operating agreement, certificate of limited partnership, partnership agreement or other comparable charter or organizational document of Assignor; (ii) conflict with or result in a violation or breach of any law applicable to Assignor or any of its respective assets or properties; or (iii) require the authorization, approval, consent or other action by, and no notice to or filing with, any other person or entity.

2.4 Legal Proceedings. There are no legal proceedings pending or, to the knowledge of Assignor, threatened against Assignor or any of its respective assets or properties which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the performance of any Assignor’s obligations contemplated by this Agreement.

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3. Indemnification. Assignor shall indemnify, defend and hold harmless Assignee, its parent, subsidiary and affiliated companies and its and their respective successors, licensees and assigns, and the owners, officers, employees, agents, attorneys and representatives of each of the foregoing from and against any and all claims, demands, losses, liabilities, damages, penalties and costs (including, without limitation, reasonable outside attorneys’ fees and expenses) arising out of any uncured material breach of any of Assignor’s representations, warranties, covenants, undertakings or agreements hereunder or under the APA. To the extent that Assignor is or becomes the beneficiary of any insurance policy, then the results and proceeds of such policy shall be treated as a Transferred Asset hereunder.

4. Governing Law. This Agreement shall construed and interpreted according to the internal laws of the State of California, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

5. Dispute Resolution. Any disputes under this Agreement or any document or instrument relating hereto (except to the extent expressly set forth to the contrary in such document or instrument) shall be subject to and decided by final, binding, exclusive arbitration in San Jose, California (to which jurisdiction Assignor and Assignee hereby irrevocably submit) under the auspices of JAMS and the JAMS Comprehensive Arbitration Rules (and the parties hereby agree to expedited arbitration under Rules 16.1 and 16.2 of the JAMS Comprehensive Arbitration Rules and Proceeding). The award of the JAMS arbitrator(s) shall include an award of reasonable outside attorneys’ fees and associated costs (including expert witness fees) to the prevailing party in such arbitration. Any award of arbitration may be confirmed and/or enforced in any court located in the Santa Clara County, State of California and/or any court having jurisdiction over the losing party and/or any of its assets or properties.

6. Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any California State court or Federal court of the United States of America sitting in California and any appellate court from any thereof, for recognition or enforcement of any award determined pursuant to this Section 5.

7. Further Assurances. Each party hereto shall execute and deliver, or cause to be executed and delivered, to the other party such further instruments, documents and agreements as such party may require, and shall do, or cause to be done, such further acts as such party may deem necessary to carry out or effectuate the purposes of this Agreement and to enable such party to exercise its rights and remedies hereunder. Assignor hereby irrevocably appoints the Assignee as its attorney-in-fact, with full power of substitution and with the right, but not the obligation, to do any and all acts and things necessary to execute, acknowledge and deliver any and all such further instruments, documents and agreements, in its name and on its behalf, which appointment shall be deemed to be a power coupled with an interest and shall be irrevocable, and which appointment shall be exercisable at any time that it fails to execute or deliver to the other party any further instruments, documents or agreements consistent herewith within ten (10) business days after the other party’s request.

8. Counterparts. This Assignment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Assignor and Assignee have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ASSIGNOR:

Voosh, LLC

By:
Name:
Title:

ASSIGNEE:

AmbiCom Holdings, Inc.

By:
Name:
Title:

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